Exhibit 107

CALCULATION OF FILING FEE TABLES

424(b)(5)

(Form Type)

UMB FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in the Articles of Incorporation)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $1.00 per share	457(o) and 457(r)	—	—	$241,500,000.00	$147.60 per $1,000,000	$35,645.40

Fees Previously Paid

			Total Offering Amounts				$241,500,000

			Total Fees Previously Paid				$0

			Total Fee Offsets				$0

			Net Fee Due				$35,645.40

(1)	Includes offering price of additional shares that the underwriters have the option to purchase.
(2)

This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Registration Statement of UMB Financial Corporation (the “Registrant”) on Form S-3ASR (File No. 333-266941) filed on August 17, 2022 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.